EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.90 on Revenues of $146 Million and Announces Future CEO Transition

BENTONVILLE, Ark., Aug. 17, 2017 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the first quarter of fiscal year 2018.

Highlights of first quarter operating results:

  Net earnings of $7.0 million – $.90 per diluted share vs. $.87 per diluted share for prior year quarter
  Revenues flat at $146 million, current quarter includes a $2.0 million increase in interest income and same store revenue increase of 2.1%
  Increased sales volume productivity with 28.2 retail units sold per store per month, up from 27.9 for the prior year quarter
  Average retail sales price decreased $7 to $10,386 or .1% from the prior year quarter
  Gross profit margin percentage decreased to 41.4% from 41.8% for the prior year quarter
  Collections as a percentage of average finance receivables decreased to 12.4% from 13.0% for the prior year quarter.  The weighted average contract term increased to 32.6 months from 31.7 from the prior year quarter and remained essentially flat from the fourth quarter of fiscal 2017
  Net Charge-offs as a percent of average finance receivables of 6.4%, up from 6.2% for prior year quarter
  Accounts over 30 days past due increased to 4.6% from 4.4% at July 31, 2016
  Average percentage of finance receivables current improved slightly to 81% from 80% at July 31, 2016
  Provision for credit losses of 26.6% of sales vs. 25.7% for prior year quarter
  Selling, general and administrative expenses at 18.6% of sales vs. 17.9% for prior year quarter
  Active accounts base approximately 68,800
  Debt to equity of 49.5% and debt to finance receivables of 24.3%
  Strong cash flows supporting the increase in revenues, the $16.9 million increase in finance receivables, $609,000 increase in inventory, $613,000 in net capital expenditures and $3.7 million in common stock repurchases (102,843 shares) with a $298,000 decrease in total debt

"We are pleased with our results for the quarter, and are confident in the strength of the business model to produce favorable results. We are seeing the positive results of our efforts, and we are very excited about the future of our business as we work to ensure that we add real value for customers looking for good, basic affordable transportation with excellent service after the sale," said William H. "Hank" Henderson, Chief Executive Officer of America’s Car-Mart, Inc. "Customer relationships have always been our primary focus.  We are improving every day in that category, and we are committed to pushing our service levels even higher."

"There continues to be solid demand for the service we offer, and we are certainly focused on growth. We added one new dealership during the quarter, and we are working to improve our bench strength of future managers to put us in a position to add more dealerships in the future," said Mr. Henderson. "We have many opportunities to improve results with our existing dealerships, and that, in addition to growing the bench to support new openings, remain our primary focus areas."

"I have been with the Company for over 30 years now and could not be more proud of what we have built and the position the Company is in to be able to continue to prosper into the future. We have a great team in place and the time is right for me to take a step back from the day-to-day operations," said Mr. Henderson. "Effective December 31, 2017 I will be retiring as CEO, and Jeff Williams, our President, will be assuming the CEO role.  Jeff has been with the Company for 12 years now and has proven himself very capable of leading our efforts. I will be moving from CEO to CEO Emeritus and Board Member, and will be serving as an advisor to Jeff and Senior Management.  I am greatly looking forward to contributing in my new capacity, and I am very excited about the future of our business and the opportunities that lay before us."

"I too am very excited about our future and look forward to helping the Company grow as we support our customers by providing a higher level of service than competitive offerings," said Jeff Williams, President of America's Car-Mart, Inc. "We were pleased to see the top line growth for the quarter, especially our sales volume productivity which increased to 28.2 retail units sold per store per month. Same store revenues were up a solid 2.1% as many of our older, more mature, better performing dealerships saw some nice gains for the quarter. We will continue to push for productivity improvements for existing dealerships as we see opportunities to take back some market share. The investments we have made, most recently with General Manager Recruitment, Training and Advancement as well as Collections Support, will help allow us to confidently grow and leverage our costs over time."

“During the quarter, we re-purchased 102,843 shares of our common stock for approximately $3.7 million at an average price of $36.41 per share. Since February 2010, we have re-purchased 4.9 million shares (42% of the outstanding shares) for $159.1 million at an average cost of $32.32. We plan to continue to invest in stock re-purchases opportunistically as we move forward,” added Mr. Williams. “We will continue to focus on cash flows and maintaining a healthy balance sheet. During the quarter, we increased Finance Receivables by almost $17 million and bought back $3.7 million in common stock and at the same time paid down debt.  We ended the quarter with debt to equity of 49.5% and debt to finance receivables of 24.3%. We are excited about our future, and we are committed to our continued success.”

Conference Call

Management will be holding a conference call on Friday, August 18, 2017 at 11:00 a.m. Eastern Time to discuss first quarter results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #67050322.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 140 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended		2017	Three Months Ended
	July 31,		vs.	July 31,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	11,837	11,957	(1.0)%
Average number of stores in operation	140	143	(2.1)
Average retail units sold per store per month	28.2	27.9	1.1
Average retail sales price	$10,386	$10,393	(0.1)
Same store revenue growth	2.1%	0.5%
Net charge-offs as a percent of average finance receivables	6.4%	6.2%
Collections as a percent of average finance receivables	12.4%	13.0%
Average percentage of finance receivables-current (excl. 1-2 day)	80.9%	80.0%
Average down-payment percentage	6.2%	6.0%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	4.6%	4.4%
Finance receivables, gross	$483,719	$460,570	5.0%

Operating Statement:
Revenues:
Sales	$128,274	$129,684	(1.1)%	100.0%	100.0%
Interest income	18,144	16,156	12.3	14.1	12.5
Total	146,418	145,840	0.4	114.1	112.5

Costs and expenses:
Cost of sales	75,206	75,513	(0.4)	58.6	58.2
Selling, general and administrative	23,865	23,168	3.0	18.6	17.9
Provision for credit losses	34,160	33,381	2.3	26.6	25.7
Interest expense	1,172	944	24.2	0.9	0.7
Depreciation and amortization	1,079	1,096	(1.6)	0.8	0.8
Loss on disposal of property and equipment	47	400	(88.3)	0.0	0.3
Total	135,529	134,502	0.8	105.7	103.7

Income before taxes	10,889	11,338		8.5	8.7

Provision for income taxes	3,897	4,229		3.0	3.3

Net income	$6,992	$7,109		5.5	5.5

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$6,982	$7,099

Earnings per share:
Basic	$0.92	$0.89
Diluted	$0.90	$0.87

Weighted average number of shares used in calculation:
Basic	7,548,846	7,948,925
Diluted	7,768,310	8,185,077

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	July 31,	April 30,	July 31,
	2017	2017	2016

Cash and cash equivalents	$501	$434	$371
Finance receivables, net	$369,986	$357,161	$352,548
Inventory	$30,738	$30,129	$33,824
Total assets	$437,763	$424,258	$426,701
Total debt	$117,646	$117,944	$117,534
Treasury stock	$165,769	$162,024	$148,700
Stockholders' equity	$237,442	$233,008	$229,395
Shares outstanding	7,541,688	7,608,471	7,805,947

Finance receivables:
Principal balance	$483,719	$466,854	$460,570
Deferred revenue - payment protection plan	(18,888)	(18,472)	(18,116)
Deferred revenue - service contract	(9,901)	(9,611)	(10,369)
Allowance for credit losses	(113,733)	(109,693)	(108,022)

Finance receivables, net of allowance and deferred revenue	$341,197	$329,078	$324,063

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Three months
	July 31,
	2017	2016
Balance at beginning of period	$109,693	$102,485
Provision for credit losses	34,160	33,381
Charge-offs, net of collateral recovered	(30,120)	(27,844)
Balance at end of period	$113,733	$108,022

Contacts:
William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President at (479) 464-9944